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                                                                EXHIBIT 11

               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE

                    (In thousands, except per share amounts)

                                                                 Year Ended     Year Ended      Year Ended
                                                                December 31,   December 31,    December 31,
                                                                    1996           1995            1994
                                                                ------------   ------------    ------------
Earnings before extraordinary item .........................     $24,337        $ 7,632         $  9,745
Extraordinary item - gain (loss) on early retirement of
  debt, net of applicable income tax expense (benefit)
  of $(437) in 1995 and $1,292 in 1994......................          --           (813)           2,400
                                                                 -------        -------         --------
Primary net earnings .......................................      24,337          6,819           12,145
Add: Interest expense and amortization of debt
     issuance costs, net of income tax effect,
     applicable to LYONs....................................       3,196          3,245            3,056
                                                                 -------        -------         --------
Fully diluted net earnings .................................     $27,533        $10,064          $15,201
                                                                 =======        =======          =======

Weighted average shares outstanding
  during the period (1) ....................................      13,670         13,755           17,555
Common stock equivalent shares-primary .....................         595            512              569
                                                                 -------        -------         --------
Common and common stock equivalent shares outstanding
  for purpose of calculating primary net earnings
  per share ................................................      14,265         14,267           18,124
Incremental shares to reflect full dilution.................       4,417          4,643            4,480
                                                                 -------        -------         --------
Total shares for purpose of calculating fully diluted net
  earnings per share .......................................      18,682         18,910           22,604
                                                                 =======        =======          =======

Primary earnings per share before extraordinary item ....        $  1.71        $   .53         $    .54
Extraordinary item, gain (loss) on early retirement of debt .         --           (.05)             .13
                                                                 -------        -------         --------
Primary net earnings per share ..............................    $  1.71        $   .48         $    .67
                                                                 =======        =======         ========
Fully diluted net earnings per share ........................    $  1.47        $   .53 (2)     $    .67
                                                                 =======        =======         ========

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(1) Includes retroactive effects of all stock dividends and splits.
(2) As other dilutive securities have an antidilutive effect, the earnings per share impact is not presented in the Consolidated Financial Statements.